indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 Exhibit 16(c)(ii) of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Citi Investment Banking | Global Consumer & Retail Group Discussion Materials November 2025 | Strictly Private and Confidential

1. Review of Utz

Utz Brands Update

Share Price Performance and FV / NTM EBITDA Since First Day of Trading Following De-SPAC

(August 28, 2020 – October 30, 2025, Utz de-SPAC announced on June 5, 2020 at $2.6bn TEV (11.6x estimated 2021 PF adjusted EBITDA))


Stock Price
FV / NTM EBITDA
$35
$30
$25
19.2x
$20
$18.40
$15
$10
$5
30x
25x
20x
15x
10.0x
10x
$10.44
5x
--
Aug-20
Feb-21
Jul-21
Dec-21
May-22
Oct-22
Mar-23
Sep-23
Feb-24
Jul-24
Dec-24
May-25
Oct-25
11/02/2021: Announced acquisition of R.W. Garcia for $56mm
10/03/2022: Announced appointment of Howard Friedman as CEO, previously COO of Post Holdings
5/1/2025: UTZ trades down (8.7%) following Q1'25 earnings
7/31/2025: UTZ trades down (6.5%) following Q2'25 earnings
11/12/2020: Announced acquisition of On The Border Chips ("Truco Enterprises") from Insignia Capital Group for $480mm
1/24/2022: Acquired assets of two third party DSD distributors in New York
1/31/2024: Announced sale of R.W. Garcia and Good Health Brands to Our Home for $182.5mm
10/30/2025: UTZ trades down (13.4%) following Q3'25 earnings

Branded Salty Snacks Driving Growth in Portfolio


Non-Branded & Non-Salty Snacks 11%
(13.1%) YoY Net Sales Decline
$1.4bn Net Sales (LTM)
+5.8% YoY Net Sales Growth
Branded Salty Snacks 89%

50.0%
Utz Household Penetration (All-Time High)

70.1%
Utz Buyer Repeat Rate

CY Revenue *($ in mm)*


$1,438
$1,409
$1,447
$1,487
$1,529
2023A
2024A
2025E
2026E
2027E
% Growth
2.1%
(2.0%)
2.7%
2.7%
2.8%

CY EBITDA *($ in mm)*


$187
$200
$217
$234
$245
2023A
2024A
2025E
2026E
2027E
% Margin
13.0%
14.2%
15.0%
15.7%
16.0%

Source: Company filings, FactSet. Market data as of October 30, 2025.

3

Despite Strong Earnings, Utz Stock Saw Macro-Driven Contraction

Key Highlights

- Positive top-line results for the company in Q3 2025, beating Wall Street expectations, but profitability concerns were unveiled
  - Net sales increased +3.4%
  - Organic net sales increased +3.4%, Branded Salty Snacks by +5.8%
  - Gross profit margin decreased (2.1%), with margin of 33.6%
  - EBITDA decreased (22.0%), Adj. EBITDA increased +11.7% , with margin of 16.0%
  - YoY operating profit decreased to **0.9%** from **5.3%**, a (4.5%) decline
  - EPS decreased to **($0.17)**, Adj. EPS increased +9.5% to **$0.23**
- Gained both dollar and volume share in the Salty Snacks category, marking the company's ninth consecutive quarter of volume share growth
- Announced plans to expand presence in California via acquisition of Insignia International's direct store delivery distribution assets
- Raised 2025 organic net sales guidance to 3% (from 2.5%+) reflecting stronger anticipated revenue trends

Intraday Stock Price



$12.05
$12.00
$11.50
$11.00
$10.50
$10.00
Fell (~5%) at open following Earnings Call
Down (13.4%) over trading day
$10.44
09:30:00
09:44:00
09:58:00
10:12:00
10:26:00
10:40:00
10:54:00
11:08:00
11:22:00
11:36:00
11:50:00
12:04:00
12:18:00
12:32:00
12:46:00
13:00:00
13:14:00
13:28:00
13:42:00
13:56:00
14:10:00
14:24:00
14:38:00
14:52:00
15:06:00
15:20:00
15:34:00
15:48:00

Broker Price Targets



100%
80
60
40
20
0
27%
33%
73%
67%
$20.00
$16.00
$16.00
$12.00
$10.44
Δ +53% Upside
$8.00
Oct-24
Dec-24
Feb-25
Apr-25
Jun-25
Aug-25
Oct-25
Buy
Hold
Sell
Price Target (Mean)
Share Price

Broker Perspectives

"On the call, mgmt. did not sufficiently address what this would imply for its original 16% adj EBITDA margin target for FY26…which led to investor confusion and broad selloff in shares… [however] we don't foresee structural issues"

– Bank of America, 10/30/25

"We think investors are disappointed with the lack of profit upside, especially given leverage levels, despite the solid top-line performance."

– TD Cowen, 10/30/25

"However, shares finished down nearly -13%…which was certainly perplexing and our conversations suggested that much of the move centered on the company walking away/talking down their LT adjusted EBITDA margin expectations of 16% for FY26."

– UBS, 10/30/25

Source: Company filings, broker reports, FactSet. Market data as of October 30, 2025.

citi

4

Utz Is a Leading Pure-Play Scale Snacking Asset (1) Salty Snacking (LTM RSV in $bn) YoY Vol. (1.2%) (12.7%) (2.4%) (2.9%) (4.7%) 2.8% 0.7% 0.3% 13.0% 2.5% (6.8%) 131.3% (2) Growth $18.6 $3.2 $1.7 $1.6 $1.5 $1.3 $1.0 $0.8 $0.8 $0.4 $0.4 $0.3 1 2 3 4 5 6 7 8 9 10 11 12 Dist. DSD DTW DSD DSD DTW DTW DTW DTW DSD DSD DTW DTW DTW Model (3) Total Snacking (LTM RSV in $bn) YoY Vol. (3.2%) (3.7%) (4.1%) (3.5%) (1.9%) (4.2%) (6.0%) (1.9%) 4.6% (3.1%) (3.6%) 2.8% (2) Growth $18.8 $11.5 $10.5 $9.6 $9.1 $4.0 $2.4 $2.4 $2.4 $2.2 $2.0 $1.6 1 2 3 4 5 6 7 8 9 10 11 14 Source: Nielsen xAOC + Conv. (3) Reflects Nielsen xAOC + Conv. Total Snacking category includes Candy, Gum and Mints, Notes: Nielsen LTM period ended October 18, 2025. Cookies and Crackers, Diet and Nutrition, Fruit Snacks, Snack and Variety Packs, Salty Snacks, (1) Reflects Nielsen xAOC + Conv. Salty Snacking category includes Salty Snacks. Sweet Snacks, and Nuts and Seeds. 5 (2) Reflects EQ units. EQ basis varies across products.

Well-Defined and Achievable Path to Significant Organic Growth

Meaningful Runway for Geographic Expansion

Significant Geographic Whitespace with Clear Execution Playbook to Drive Growth

- ✓ Hybrid distribution model
- ✓ Scope to increase marketing investments
- ✓ Strong customer relationships across channels



- Core Geographies
- Expansion Geographies

Core

20 States	55% of Net Sales	6.6% Avg. Mkt. Share[2]	1.1% 1-yr RSV Growth[3]

Expansion

30 States	45% of Net Sales	3.0% Avg. Mkt. Share[2]	5.4% 1-yr RSV Growth[3]

7 consecutive quarters of share gains

Successful Customer Acquisition Strategy with Room to Grow[1]

HH Penetration Growth Outpacing Category and at All-Time High…



+167bps
vs. +17bps for Salty Snacks category
48.3%
50.0%
LTM Q3 '24
LTM Q3 '25

…While Adding New Consumers…

(Customers in mm)



+2.6mm
vs. +1.0mm for Salty Snacks category
62.7
65.3
LTM Q3 '24
LTM Q3 '25

…and Maintaining Repeat Rates



69.5%
70.1%
LTM Q3 '24
LTM Q3 '25

Scope to Amplify Marketing

Opportunity to Increase Marketing Spend to Peer Levels

LFY Marketing as a % of Sales



Median: 4.9%
1.3% (4)
6.4%
5.8%
5.4%
4.9%
4.3%
3.9%
2.3%
Utz
PEPSICO
Mondelēz
HERSHEY
Kellanova
General Mills
Campbell's
CONAGRA

Clearly Defined Strategy to Deploy Incremental Marketing Spend

- ✓ Invest behind Power Brands
- ✓ Amplify new product innovation
- ✓ Optimize retail media
- ✓ Strengthen digital commerce capabilities

>70% Increase in Marketing Spend in 2024A	+40% Target Increase in Marketing Spend YoY through 2026E

Source: Company filings and investor presentations.
(1) As of Q3 2025. Circana Scan Panel Total US. All Outlets 52-weeks data through 9/28/2025 compared to the 52-weeks ended 9/29/24 in the prior year period.
(2) Circana Total US MULO+ w/convenience, custom Utz Brands hierarchy, 13-weeks ended 9/28/25.
(3) Circana Total US MULO+ w/convenience, custom Utz Brands hierarchy, 52-weeks ended 9/28/25.
(4) Reflects consumer advertising only.

citi | 6

Strong Collection of Core Power Brands to Anchor Portfolio… Utz growth has outpaced peer snacking platforms. Power Four Brands grew at 10.3% CAGR from 2021- 2024, ~400bps higher than total snacking category and far exceeding peer median of 6.2%. Retail Sales Performance (CY 2021 – CY 2024 CAGR) 16. 0% 38.2% 14 .0% (1) 12.0% Selected Snacking Peers 11.4% 10.3% 10.0% 8.5% 8.1% 7.9% 7.5% 8.0% 6.7% 6.6% 6.2% 6.0% 5.3% 4.0% 2.0% -- Power Four Brands 1 2 3 4 5 6 7 8 9 10 11 12 13 14 Total Salty Total Utz Power Four (2) (3) Snacking Snacking WholeCo Brands ~80% of portfolio CY 2024 RSV ($mm) $34,991 $134,120 $24,380 $4,294 $15,470 $1,742 $1,384 $819 $416 $78 $71 (4) EQ Volume CAGR (CY 2021 – CY 2024) (0.4%) (0.9%) (9.2%) (2.2%) (1.5%) 0.0% 1.2% (0.1%) 2.2% 14.7% 2.2% Source: Nielsen xAOC + Conv. (1) Reflects snacking categories only. (2) Salty Snacking category includes chips, other salty snacks, popcorn, pretzels, and protein salty snacks. (3) Snacking category includes bars, chips, chocolate, confectionery, cookies, crackers, diet & performance nutrition, fruit snacks, gum, meat snacks, mints, nuts & seeds, other salty snacks, popcorn, pretzels, pudding & gelatin, snack mixes, and sweet baked goods. 7 (4) EQ basis varies across products.

...with Boulder Canyon Exhibiting Best-In-Class Growth



BOULDER CANYON
AVOCADO OIL
CLASSIC SEA SALT

#1
Selling Salty Snack SKU in Natural Channel[(1)(2)]

#1
Potato Chip Brand in Natural Channel[(2)]

+52%
Distribution Growth in Q1 '25[(3)]

+62%
Unit Velocity Growth in Q1 '25[(3)(4)]

+94%
Dollar Velocity Growth in Q1 '25[(3)(4)]

Outperforming the Category in Natural and Traditional Channels

Q1 '25 Retail Sales Growth



SPINS(2)
(Natural Channel)
2.7%
41.7%
Total Salty Snacks
Circana MULO+ w/ Convenience(5)
(Traditional Channel)
(1.7%)
158.3%
Total Salty Snacks

Source: Retail sales are Circana Total US MULO+ w/convenience and SPINS Total US – Natural Expanded Channel. Circana is Custom Utz Brands hierarchy, 13-weeks ended 3/30/25; % YoY growth compared to the 13-weeks ended 3/31/24 period in the prior year on a pro forma basis. SPINS is TPL 12-weeks ended 3/23/2025; % YoY growth compared to the 12-weeks ended 3/24/24 period in the prior year on a pro forma basis.

(1) 5.25oz Avocado Oil Classic Sea Salt Kettle Potato Chips.
(2) Total Natural Channel Spins 13-weeks and 52-weeks ended 3/23/25.
(3) Circana Total US MULO+ w/ convenience L13W ended 3/30/25.
(4) Referencing units / store / week and dollar / store / week.
(5) Circana Total US MULO+ w/ convenience, custom Utz Brands hierarchy, L13W ended 3/30/25.

citi | 8

Hybrid Distribution Model with Diversified Channel Access

Hybrid Go-To-Market Approach


Sales by Go-To-Market(1)
Distributors(2)
~500
Routes
15,000+
Retail Doors Serviced
~11%
~35%
~53%
Direct-to-Store(2)
~2,500
Routes
81,500+
Retail Doors Serviced
Direct-to-Warehouse(3)
~1,350
Retail Distribution Centers

Broad Distribution Across Retail Channels


Retail Sales by Channel(4)
Other
12%
Club
8%
C-Store
12%
50%
Food
17%
Mass

DSD Is a Must-Have for Scale Salty Competition

Key Benefits:

- ✓ Maintain competitive position with retailers
- ✓ More control on shelf
- ✓ Responsive to key events and demand surges
- ✓ Increased speed to market

Independent Operator Model Ensures Strong Store-Level Service and Execution

- ✓ IO incentives are aligned with company objectives
- ✓ Lower capital intensity (asset-lite)
- ✓ Higher returns
- ✓ Shared accountability with operating costs

Source: Company filings and investor presentations.
(1) Company invoiced sales data as of June 30, 2024.
(2) Reflects FY2024.
(3) As of June 2024.
(4) Circana Total US MULO w/ Conv 52-weeks ended 5/4/2025.

citi | 9

Near-Term Opportunity for Meaningful Margin Expansion Adj. EBITDA Margin Has Grown Steadily with Additional Integrated Supply Chain Strategy Already Yielding Results Improvement Expected by 2026E ($ in mm) Supplier of Sourcing 17 .0% Choice Excellence ~100bps expansion per year ~16% 16. 0% 15.0% 15. 0% 14.2% 14 ..0% Integrated 13.0% Continuous Business 13. 0% Improvement Management 12.1% 12.0% 11.0% 10.0% 9.0% 8.0% 2022A 2023A 2024A 2025E 2026E Network Automation Consensus Target Optimization • Volume-led revenue growth driving fixed cost leverage $150mm in cost savings from 2024A – 2026E • Advantaged product mix through portfolio management • Supply chain transformation Additional go-get productivity savings available • Investments to support leading organization capabilities 10 Source: Company filings, investor presentations, and FactSet. Market data as of October 30, 2025.

Utz: Management and Board of Directors

Key Management

	Name & Title	Tenure	Biography
	**Howard Friedman**[1] *CEO*	2+ Years	• Joined the company in December 2022 • Previously, served as the COO of Post Holdings and President and CEO of Post Consumer Brands • Spent over 20 years at The Kraft Heinz Company, rising to EVP of Refrigerated division • Began his career in the United States Army
	**William Kelley** *EVP and CFO*	5 Months	• Joined the company in May 2025 as EVP and CFO • Previously served as CFO of Tropicana Brands, EVP and CFO at TreeHouse Foods, Head of Global Internal Audit at Kraft Heinz and SVP, Corporate Controller
	**Mitch Arends** *EVP and Chief Integrated Supply Chain Officer*	2 Years	• Joined the company in November 2023 as EVP and Chief Integrated Supply Chain Officer • Previously served as Chief Supply Chain Officer (North America) at Kraft Heinz • His earlier career involved supply chain roles at Nestle & Gerber, Deere & Company and Quality Farm and Fleet
	**Jennifer Bentz** *EVP and Chief Marketing Officer*	2+ Years	• Joined the company in July 2023 as EVP of Insights, Innovation, and Marketing Services, and was promoted to EVP and CMO in January 2024 • Previously served as EVP of Applied Technology & Insights at CLIF Bar & Co, Chief Client Officer for Mintel, led Innovation & Insights for Tyson Foods
	**Marek Hejna** *EVP, Finance*	4 Months	• Joined the company as SVP, Finance in June 2024 and serves as EVP of Finance since June 2025 • Previously served as VP Commercial Finance, US Finance, at Mondelez International • Earlier in his career, he has also served L'Oreal and Mondelez in Poland

Board of Directors

	Name & Title	Age[2]	Tenure	Biography
	**Dylan Lissette** ☆ *Chairman, Director*	53	5	• Appointed to Chairperson in May 2023 • Serves as a member of the Board of Directors of Athletic Brewing Company
	**Roger Deromedi** ★ *Lead Independent Director*	71	7	• Previously served as CEO at Kraft Heinz and as Chairman & Lead Director at Pinnacle Foods
	**John W. Altmeyer** *Independent Director*	66	5	• Serves as CEO of GAF Materials[3] • Serves on the board of EMCOR Group • Previously served as President and CEO of Carlisle Construction Materials
	**Timothy P. Brown** ☆ *Independent Director*	62	5	• Founder & CEO of Sageworth • Serves on the boards of Penn State Health and Chief Executives Organization
	**Christina Choi** *Independent Director*	47	5	• Serves as Chief Marketing Officer, North America at Ralph Lauren • Previously served as SVP at Diageo
	**Tony Fernandez** *Independent Director*	65	7	• Serves as the President of AFF Advisors • Serves on the boards of Americold Realty Trust
	**Jason K. Giordano** ★ *Independent Director*	46	7	• Serves as Sr. MD at CC Capital • Previously served as MD at Blackstone • Co-founded and served as Co-Executive Chairman of Collier Creek
	**B. John Lindeman** *Independent Director*	55	5	• Serves as the CEO at Hydrofarm Holdings • Previously served as the CFO and Corporate Secretary at Calavo Growers
	**Craig D. Steeneck** ★ *Independent Director*	67	7	• Served as the member of Board of Collier Creek and EVP / CFO at Pinnacle Foods
	**Pamela Stewart** *Independent Director*	49	3	• Serves as the Chief Customer Officer at The Coca-Cola and has been with the company for over 25 years
	**William Werzyn** *Independent Director*	48	1	• Serves as the CEO and Executive Chairman at West Shore Home

Source: Company website and LinkedIn.
(1) Also serves on the Board of Directors.
(2) As of March 4, 2025.
(3) To transition to the role of Executive Chairman of effective January 1, 2026.

☆ Rice Family
★ Collier Creek

citi | 11

Shareholder Overview

Institutional Shareholders

Top 20 Institutional Holdings	Class A Shares	% Owned Class A	% Owned Total [1]
The Vanguard Group, Inc.	7,925,292	9.06%	5.55%
JP Morgan Asset Management	7,347,178	8.40	5.14
Columbia Threadneedle Investments (UK)	5,480,220	6.26	3.84
BlackRock Institutional Trust Company, N.A.	4,946,548	5.65	3.46
Millennium Management LLC	4,403,376	5.03	3.08
Champlain Investment Partners, LLC	3,778,117	4.32	2.64
Copeland Capital Management, LLC	3,131,099	3.58	2.19
Balyasny Asset Management LP	2,946,512	3.37	2.06
Dimensional Fund Advisors, L.P.	2,013,175	2.30	1.41
Jennison Associates LLC	1,943,757	2.22	1.36
State Street Investment Management (US)	1,754,387	2.00	1.23
Geode Capital Management, L.L.C.	1,732,143	1.98	1.21
Citadel Advisors LLC	1,716,498	1.96	1.20
D. F. Dent & Company, Inc.	1,591,433	1.82	1.11
GW&K Investment Management, LLC	1,585,141	1.81	1.11
MFS Investment Management	1,492,952	1.71	1.05
T. Rowe Price Investment Management, Inc.	1,420,556	1.62	0.99
UBS Financial Services, Inc.	1,219,003	1.39	0.85
Alyeska Investment Group, L.P.	1,137,501	1.30	0.80
Bahl & Gaynor, Inc.	972,867	1.11	0.68
Total Top 20 Institutional Holdings	58,537,755	66.89%	40.98%

Insider Shareholders

Insider Holdings	Class A Shares	% Owned Class A	Class V Shares	% Owned Class V	% Owned Total [1]
Series U of UM Partners LLC	3,400,000	3.79%	47,046,650	85.00%	34.80%
Series R of UM Partners LLC	600,000	0.67	8,302,350	15.00%	6.14
Roger Deromedi	4,772,885	5.32	--	--	3.29
Jason Giordano	3,813,693	4.25	--	--	2.63
Collier Creek Partners LLC	524,716	0.59	--	--	0.36
Craig Steeneck	295,073	0.33	--	--	0.20
Cary Devore	284,672	0.32	--	--	0.20
Howard Friedman	272,079	0.30	--	--	0.19
Tony Fernandez	246,606	0.28	--	--	0.17
Dylan Lissette	114,033	0.13	--	--	0.08
Other Insiders[3]	79,497	0.09	--	--	0.05
Total Insider Holdings	14,403,254	16.07%	55,349,000	100.00%	48.11%

SPAC Related   Rice Family

Investor Type



3%
17%
2%
3%
4%
52%
19%
3%
14%
2%
4%
6%
54%
17%
3%
16%
2%
5%
8%
48%
19%
2%
16%
2%
4%
14%
44%
19%
Dec-23
Dec-24
Mar-25
Oct-25
Passive
Active
Hedge Fund
Broker-Dealer
Quantitative
Strategic
Other
Retail & Undisclosed

Source: Company filings, Refinitiv. Market data as of October 30, 2025.
(1) Total is Class A + Class V shares.
(2) Number reflects Restricted Stock Units issued to Directors and Executive Officers, as shares held by other insiders are de minimis. Other numbers reflect basic shares.

12

Utz Brands Analysis at Various Prices Illustrative Premium to Current Share Price 20.0% 30.0% 40.0% 50.0% 60.0% @ Market Illustrative Offer Price ($ in millions, except per share data) $10.44 $12.53 $13.57 $14.62 $15.66 $16.70 Share Price - Premium (Discount) to: Metric Current Close (Oct 30, 2025) $10.44 -- 20.0% 30.0% 40.0% 50.0% 60.0% 30-Day VWAP 11.98 (12.9) 4.5 13.3 22.0 30.7 39.4 90-Day VWAP 12.64 (17.4) (0.9) 7.4 15.7 23.9 32.2 52-Week Intraday High (Nov 06, 2024) 18.29 (42.9) (31.5) (25.8) (20.1) (14.4) (8.7) 52-Week Intraday Low (Oct 30, 2025) 10.19 2.5 22.9 33.2 43.4 53.7 63.9 Median Analyst Price Target 16.00 (34.8) (21.7) (15.2) (8.7) (2.1) 4.4 Firm Value Build-Up Share Price $10.44 $12.53 $13.57 $14.62 $15.66 $16.70 Fully Diluted Shares Outstanding (mm) 144 144 144 144 144 144 Equity Value $1,504 $1,805 $1,956 $2,106 $2,257 $2,407 (+) Debt 879 879 879 879 879 879 (‒) Cash (58) (58) (58) (58) (58) (58) Firm Value $2,326 $2,627 $2,777 $2,927 $3,078 $3,228 Valuation Metrics Metric FV / CY2025E EBITDA $217 10.7x 12.1x 12.8x 13.5x 14.2x 14.8x FV / CY2026E EBITDA 233 10.0 11.2 11.9 12.5 13.2 13.8 P / CY2025E EPS $0.82 12.8x 15.4x 16.7x 17.9x 19.2x 20.5x P / CY2026E EPS 0.91 11.5 13.7 14.9 16.0 17.2 18.3 13 Source: Company filings, FactSet. Market data as of October 30, 2025.

2. Potential Transaction Alternatives

Illustrative Transaction Structures – Building an Equity Stake

	Minority Interest in Public Equity		Utz Take-Private	
	Purchase in Public Market	Private Investment in Public Entity (PIPE)	Acquire Minority Stake *Insiders Roll and/or Sponsor Partner*	Acquire Majority Stake *Insiders Roll and/or Sponsor Partner*
Description	• *Utz remains public* • ***Intersnack acquire Utz shares in public market***	• *Utz remains public* • ***Intersnack acquirers Utz shares outside of public markets***	• *Utz take-private* • ***Intersnack acquires minority*** • ***Remaining equity via Insiders roll (all or partial) and/or new Sponsor equity***	• *Utz take-private* • ***Intersnack acquires majority*** • ***Combination of Insiders Roll and/or Sponsor partner takes minority stake***
Benefits	▲ Acquire at market price ▲ Gain limited influence via shareholder voting position ▲ May be able to gain access to management team ▲ Reduce overall consideration paid if followed by take-private	▲ May gain information rights and further governance ▲ May be able to purchase at discount	▲ Can gather company / market learnings ▲ Minority governance rights ▲ Can negotiate clear path to control upfront ▲ *[w/ Sponsor]* Adding Sponsor may provide Insiders solution for full / partial liquidation	▲ Majority stake provides ability to control decision making, subject to minority rights ▲ Company / market learnings prior to full ownership ▲ Can negotiate clear path to full control upfront ▲ *[w/ Sponsor]* Adding Sponsor may provide Insiders solution for full / partial liquidation
Considerations	▼ 5%+ stakes require Schedule 13D public disclosure ▼ Can be viewed as hostile ▼ No clear path to control ▼ Typically no information rights ▼ No ability to realize synergies	▼ Utz may not see benefit of PIPE / may not be actionable ▼ Dilutes existing equity investors ▼ No clear path to control ▼ Limited ability to realize synergies	▼ Insiders may require certainty around full exit ▼ May be more expensive to acquire full company ▼ Paying control premium without immediate control ▼ *[w/ Sponsor]* Adding Sponsor may complicate negotiations / governance *(if insiders roll)*	▼ Majority ownership requires larger upfront equity check ▼ Minority equity holders will require path to exit and pro-rata governance rights ▼ Cannot realize full synergies ▼ *[w/ Sponsor]* Adding Sponsor may complicate negotiations / governance *(if insiders roll)*

For illustrative purposes only.

citi | 15

Utz Illustrative LBO Analysis: Transaction Overview

Transaction Assumptions

- Illustrative purchase price of $15.00/share, representing a ~44% premium to current share price of $10.44 (as of October 30, 2025) and implying a firm value of ~$3.0bn
  - Implies 13.8x LTM CY2025E Adj EBITDA of $217mm
- Transaction funded by new transaction debt and new + rolled equity
  - Gross leverage of 5.5x LTM (CY2025E) Adj. EBITDA of $217mm
  - New $225mm Revolving Credit Facility (SOFR + 350bps)
  - New $1.2bn Term Loan (SOFR + 325bps, 99.5% OID, 1% amortization)
- Other assumptions:
  - Illustrative transaction close of 12/31/2025
  - Minimum cash of $50mm
  - Illustrative transaction fees of $80mm
  - Assumes annual add-back of $20mm in public company costs
  - Assumes full insider ownership roll

Sources & Uses

$ in mm

Sources	$ Amount	%
New 3rd Party Equity	$874	27.5%
Family Ownership Rollover	892	28.0
Other Insider Ownership Rollover	154	4.8
New Transaction Debt	1,205	37.9
Existing Cash	58	1.8
Total Sources	$3,184	100.0%

Uses	$ Amount	%
Public Float	$1,128	35.4%
Family Ownership Rollover	892	28.0
Other Insider Ownership Rollover	154	4.8
Current Debt	879	27.6
Cash to Balance Sheet	50	1.6
Transaction Fees	80	2.5
Total Uses	$3,184	100.0%

Pro Forma Cap Table

($ in mm)	Current 12/31/2025	Adj.	Pro Forma 12/31/2025
Cash & Cash Equivalents	$58	($8)	$50
Debt:			
ABL Facility	21	(21)	--
New Revolving Credit Facility	--	--	--
Term Loan B	630	(630)	--
New Term Loan	--	1,196	1,196
Real Estate Loans	58	(58)	--
Equipment Loans	147	(147)	--
Notes Payable	13	(13)	--
Finance Leases	10	--	10
Total Debt	**$879**	**$327**	**$1,205**
Net Debt	**$821**	**$334**	**$1,155**
Shareholders' Equity	**$2,175**	**($254)**	**$1,921**
Financial Metrics			
LTM Adj. EBITDA (CY2025E)	$217		$217
Credit Statistics			
Total Debt / Adj. EBITDA	4.0x		5.5x
Net Debt / Adj. EBITDA	3.8		5.3
Total Debt / Total Capitalization	29%		39%

Source: Company filings, FactSet, and Wall Street research. Market data as of October 30, 2025.

16

Utz Illustrative LBO Analysis: Cash Flow & Returns 5-Year Illustrative Cash Flow Summary Sensitivity Analysis Actual Consensus Projection Current Scenario of Analysis Actual LTM Fiscal Year Ended December 31, ($ in mm) 2022A 2023A 2024A 2025E 2026E 2027E 2028E 2029E 2030E Implied 5-Year IRR (@5.5x Entry Gross Leverage) Net Sales $1,408 $1,438 $1,409 $1,445 $1,484 $1,527 $1,568 $1,607 $1,644 % Growth 19.3% 2.1% (2.0%) 2.5% 2.7% 2.9% 2.7% 2.5% 2.3% Implied Offer Price Adj. EBITDA $171 $187 $200 $217 $234 $245 $267 $289 $312 % Margin 12.1% 13.0% 14.2% 15.0% 15.7% 16.0% 17.0% 18.0% 19.0% $12.53 $13.57 $15.00 $15.66 $16.70 (+) Public Company Costs -- -- -- -- $20 $20 $20 $20 $20 Premium to Current Share Price PF Adj. EBITDA $171 $187 $200 $217 $254 $265 $287 $309 $332 % Margin 12.1% 13.0% 14.2% 15.0% 17.1% 17.3% 18.3% 19.2% 20.2% 20.0% 30.0% 43.7% 50.0% 60.0% PF Adj. EBIT $163 $172 $192 $213 $234 11.8x 18.0% 15.8% 13.2% 12.1% 10.5% (–) Interest Expense (80) (69) (61) (51) (38) (–) Taxes (Net of NOLs) (6) (23) (33) (41) (50) 12.8 20.1 17.9 15.2 14.1 12.5 (+) D&A 75 77 79 81 83 (+) Amortization of Intangibles 15 15 15 15 15 13.8 22.1 19.8 17.1 16.0 14.3 (+) OID and Financing Fees 6 6 6 6 6 (–) Transaction DTL Unwind (4) (4) (4) (4) (4) 14.8 23.9 21.7 18.9 17.8 16.1 (–) CapEx (42) (40) (38) (35) (33) (+/–) Changes in NWC ((Inc)/Dec) (2) (1) (1) (1) (1) 15.8 25.7 23.4 20.6 19.4 17.7 Levered Free Cash Flow $126 $134 $156 $183 $213 Cumulative Levered Free Cash Flow $126 $261 $417 $600 $813 % of Total Debt Paydown 10.5% 21.6% 34.6% 49.8% 67.4% Implied Entry Premium Cash $50 $50 $50 $50 $50 $50 (5-Year Hold Period; 17.5% Required IRR) New Revolving Credit Facility -- -- -- -- -- -- New Term Loan 1,196 1,069 935 779 596 383 Entry Leverage Finance Leases 10 10 10 10 10 10 Total Debt $1,205 $1,079 $945 $789 $606 $393 4.5x 5.0x 5.5x 6.0x 6.5x Net Debt $1,155 $1,029 $895 $739 $556 $343 Credit Statistics 11.8x 16.0% 19.1% 22.2% 25.3% 28.4% Total Debt / Adj. EBITDA 5.5x 4.6x 3.9x 3.0x 2.1x 1.3x Net Debt / Adj. EBITDA 5.3 4.4 3.7 2.8 1.9 1.1 12.8 25.8 28.9 32.0 35.1 38.2 Forecast Assumptions: 13.8 35.6 38.7 41.8 44.9 48.0 • Net Sales reflects consensus estimates from CY25E – CY27E, with growth declining (20bps) YoY thereafter • Adj. EBITDA reflects consensus estimates from CY25E – CY27E, with margin expanding to 19.0% by CY30E 14.8 45.4 48.5 51.6 54.7 57.8 • Public company costs of $20mm added-back annually • Core D&A and step-up D&A of 1.9% and 3.1% of Net Sales, respectively, held constant throughout forecast • CapEx of 3.0% of Net Sales in CY25E, declining to 2.0% by CY30E 15.8 55.2 58.3 61.4 64.5 67.6 • Assumes no dividends • DRO, DIO, DPO, Prepaid Expense & Other Assets as % of Net Sales and Accrued Expenses & Other Liabilities as % of Net Sales remain consistent with CY24A Source: Company filings, FactSet, and Wall Street research. Market data as of October 30, 2025. book value of equity plus existing goodwill (amortized over 15 years). Assumes $59mm deferred tax liability, based 17 Note: New intangibles assumed to be 10% of equity step-up, calculated as transaction equity value less existing on a 25.4% tax rate. Unwind over 15 years. Exit Multiple Exit Multiple

3. Other U.S. Snacking Opportunities

indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. U.S. Snacking Opportunities Private Label / Foodservice Snacking Assets Revenue: Ownership: Revenue: Market Cap: Ownership: FY2025 Revenue: FY2025 EBITDA: FV / CY2026E EBITDA: FY2025 Leverage: Ownership: EBITDA: Ownership: (1) (1) Retail Sales: Retail Sales: Ownership: Ownership: Revenue: Ownership: Revenue: Revenue: Ownership: Ownership: (1) Retail Sales: Ownership: Sources: PitchBook, FactSet, company filings. 19 (1) Reflects LTM RSV as of 10/18/2025.

indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Overview Company Overview 2025E Business Mix • $ in millions • – – • • Revenue: • Ownership: Manufacturing Facilities Overview Historical Select Customers Is a Critical Partner to Emerging Brands ~30-year average tenure for major Customer contracts typically range (1) customers 1-10 years 20 Source: Company website and filings, credit reports, PitchBook. Note(s): Manufacturing sites may have multiple facilities within them. 1. Average tenure of top 10 customers based on 2022 revenue.

indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Overview Over Time Company Overview • • • • • • • • • EBITDA: • • Headquarters: • • Ownership: Key Product Offerings and Categories Source: Company website, Reuters, Mergermarket, PitchBook. Note: Channel and Product mix from Moody’s as of June 2023. 21 (1) S&P Global estimate.

indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Overview Company Overview Brand Offerings • • • • • • • • Headquarters: • Ownership: • Revenue: • Brands: • Key Management • Name / Title Experience • • • 22 Source(s): Company website, LinkedIn, web.

indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Overview Company Overview Capabilities • Products & Packaging • • • (1) • Retail Sales: • Headquarters: • Employees: • Ownership: Manufacturing Sites Services Sources: Company website, FactSet, Mergermarket, LinkedIn, Bloomberg, Pitch book, Crunchbase, public sources. 23 (1) Reflects LTM RSV as of 10/18/2025.

indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Foods Update L3Y Share Price Performance and FV / NTM EBITDA (October 7, 2022 – October 7, 2025) $ Stock Price FV / NTM EBITDA Highly-Focused Portfolio of Brands Diversified U.S. Product and Channel Offering (1) (1) Channel Segments Product Segments Positioning Products Target Audience 24 Source: Company filings, FactSet. Market data as of October 7, 2025. (1) gross sales for 12 months ended 2/24/24 and gross sales for 12 months ended 12/31/23. Stock Price indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Portfolio Diversified Across Categories % of Total LTM $ RSV % of Total LTM $ RSV % of Total LTM $ RSV (3) (1) (2) (4) Product Overview At YN Sim ds Source: NielsenIQ xAOC incl. Convenience. LTM period ended June 28, 2025. (1) Includes , , and . (2) Includes and . (3) Includes , , , , , , , , 25 and , and . (4) Includes , , and products.

indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Overview Company Overview Brand Offerings • • • • Key Retailers: • • Headquarters: • Employees: • Annual Revenue: • Ownership: • Brands: • Key Management Name / Title Experience • • • • • • • • 26 Source(s): Company website, FactSet, Mergermarket, LinkedIn, Bloomberg, Pitch book, Crunchbase, public sources.

indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Overview Company Overview Product Offerings • • • • • (1) • Retail Sales: • Headquarters: • Ownership: Key Management Name / Title Experience • Funding Summary • Date Investor Type Amount • • Sources: Company website, FactSet, Mergermarket, LinkedIn, Bloomberg, Pitch book, Crunchbase, public sources. 27 (1) Reflects LTM RSV as of 10/18/2025.

indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Overview Company Overview Brand Offerings • • • • • • • • (1) • Retail Sales: • Headquarters: • • Ownership: • Key Management Name / Title Experience • • • • • Sources: Company website, FactSet, Mergermarket, LinkedIn, Bloomberg, Pitch book, Crunchbase, public sources. 28 (1) Reflects LTM RSV as of 10/18/2025.

indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Overview Business Overview Product and Company Timeline • Year Events • • • • • • • • Financials • ○ LTM RSV: ○ EBITDA Margin: • Employees: • • Headquartered: Manufacturing Key Management Name/Title Biography • • • • • • • • • • Co-Manufacturing: • o • 29 Source: Company information, Pitchbook and Web.

indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. : Product Portfolio Category Key Products 30 Source: Company information.

indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. : Nielsen Data LTM Retail Sales Mix Retail Sales Evolution ($ in millions) 2021 2022 2023 2024 LTM % YoY Growth -- LTM Retail Sales: EQ Unit Evolution (units in millions) Reflects only retail sales in tracked channels – does not 2021 2022 2023 2024 LTM include retail sales in untracked channels % YoY Growth (specialty retail, e-commerce, club) -- Source: Nielsen xAOC including Convenience. 31 Note: LTM period ending October 14, 2025.

indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Company Overview Key Product Categories • • • • • • Key Partners: • Headquarters: • 2024 Revenue: Financing Summary Date Type Amount Raised Lead Investor / Investors Expanded portfolio with the launch of new, first-to-market, Line Source: Company Website, Web Search. 32

4. Appendix

Utz: Valuation Benchmarking Mid-Cap F&B Large-Cap F&B FV / NTM EBITDA Median: 8.3x Median: 12.3x 15.4x 15.3x 13.7x 13.7x 13.5x 12.9x 11.8x 11.1x 10.5x 10.1x 9.6x 9.5x 9.1x 8.9x 8.7x 8.4x 8.3x 7.7x 7.7x 6.5x 6.5x Price / NTM EPS Median: 12.3x Median: 17.2x 26.2x 22.0x 20.2x 19.8x 19.2x 19.0x 18.5x 17.3x 17.1x 14.0x 13.2x 13.0x 12.7x 12.1x 11.7x 11.6x 10.7x 9.9x 9.7x 9.1x 8.1x 34 Source: FactSet. Market data as of October 30, 2025.

Utz: Operational Benchmarking Mid-Cap F&B Large-Cap F&B CY2025E – CY2027E Revenue CAGR Median: 1.4% Median: 2.7% 9.1% (1) 4.2% 3.8% (1) 3.4% 3.6% 3.2% (1) 2.8% 2.7% 2.9% 2.4% 2.4% 1.8% 1.8% 1.1% 1.0% 0.2% 0.1% (0.2%) (0.6%) (0.8%) (0.8%) CY2025E Gross Margin 54.4% Median: 26.8% Median: 35.3% 50.9% 48.1% 46.4% 40.1% 38.6% 36.5% 35.9% 33.9% 34.2% 32.4% 30.3% 29.4% 29.3% 24.2% 24.5% 21.9% 21.9% 21.0% 17.7% 16.0% CY2025E EBITDA Margin Median: 15.2% Median: 18.7% 20.7% 19.5% 20.4% 19.8% 19.5% 19.2% 19.0% 18.5% 18.4% 18.2% 17.4% 16.9% 15.9% 15.6% 15.0% 14.8% 11.2% 10.9% 10.6% 10.0% 7.4% CY2025E – CY2027E EBITDA CAGR (1) (1) (1) 6.2% 9.5% 2.8% 4.5% 2.8% 3.4% 2.0% (1.3%) 2.8% 0.5% 6.7% 11.7% 4.4% 4.3% 6.7% (1.1%) (1.2%) 5.1% 6.5% (0.4%) 0.2% Source: FactSet. Market data as of October 30, 2025. 35 (1) Reflects CY2024A – CY2026E data due to lack of broker estimates.

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